Exhibit 5.1

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
August 17, 2009	CLIENT/MATTER NUMBER 051892-0347

MAKO Surgical Corp.

2555 Davie Road

Fort Lauderdale, Florida 33317

Ladies and Gentlemen:

We have acted as securities counsel for MAKO Surgical Corp., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-159302) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and an additional Registration Statement on Form S-3 (Registration No. 333-161343) filed by the Company with the Commission pursuant to Rule 462(b) of the Securities Act (collectively, the “Registration Statement”), including the prospectus constituting a part thereof, dated May 26, 2009, and the final prospectus supplement, dated August 14, 2009 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act relating to the issuance and sale of (i) 7,000,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), in a public offering and (ii) up to 1,050,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are referred to as the “Offering Shares”).

In connection with our representation, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Third Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws; (iv) resolutions of the Company’s Board of Directors and the Pricing Committee of the Board of Directors of the Company relating to the authorization of the issuance of the Offering Shares subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Company is a corporation validly existing under the laws of the State of Delaware.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

MAKO Surgical Corp.

August 17, 2009

2.           The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP